As filed with the Securities and Exchange Commission on November 9, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXPEDIA, INC.
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	4700 (Primary Standard Industrial Classification Code Number)	91-1996083 (I.R.S. Employer Identification No.)

13810 SE Eastgate Way, Suite 400
Bellevue, Washington 98005
(425) 564-7200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark S. Britton
Senior Vice President and General Counsel
13810 SE Eastgate Way, Suite 400
Bellevue, Washington 98005
(425) 564-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With Copies to:

Peter D. Lyons, Esq. Shearman & Sterling 555 California Street, Suite 2000 San Francisco, California 94104 (415) 616-1100	Pamela S. Seymon, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019-6150 (212) 403-1000	Richard B. Dodd, Esq. Preston Gates & Ellis LLP 701 Fifth Avenue, Suite 5000 Seattle, Washington 98104 (206) 623-7580

       Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☒
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Expedia Employee Warrants to purchase one share of common stock, par value $.01	3,200,000 warrants	N/A	N/A	N/A (4)

Expedia common stock issuable upon exercise of Expedia Employee Warrants and Expedia Shareholder Warrants (5)	6,700,000 shares	N/A	$201,067,000	$50,267

(1)
This registration statement relates to up to 3,200,000 warrants (the “Expedia Employee Warrants”) to be issued to certain holders of vested and unvested stock options of the Registrant and up to 6,700,000 shares of common stock, par value $.01, of the Registrant (“Expedia common stock”). Up to 3,200,000 of these shares of Expedia common stock may be issued upon exercise of the Expedia Employee Warrants being registered hereunder and the remainder of these shares of Expedia common stock may be issued upon exercise of warrants of the Registrant that are to be issued to the Registrant’s shareholders (the “Expedia Shareholder Warrants” and, together with the Expedia Employee Warrants, the “Expedia Warrants”) in connection with a proposed recapitalization of the Registrant and merger of a wholly owned subsidiary of USA Networks, Inc. (“USA”) with and into the Registrant. The issuance of the Expedia Shareholder Warrants by the Registrant are registered pursuant to a registration statement on Form S-4 that was filed with the Securities and Exchange Commission on August 22, 2001 (File No. 333-68116), as amended from time to time.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the aggregate number of shares of Expedia common stock to be registered hereunder (6,700,000 shares) multiplied by $30.01, the average of the high and low prices of such stock as reported on the Nasdaq National Market on November 5, 2001.

(3)	Calculated by multiplying 0.00025 by the proposed maximum aggregate offering price.
(4)	The registration fee for the Expedia Warrants is included in the registration fee for the common stock to be issued upon their exercise.
(5)	Of which up to 3,200,000 shares of Expedia common stock are issuable upon exercise of the Expedia Employee Warrants and the remainder are issuable upon exercise of the Expedia Shareholder Warrants.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
3,200,000 EXPEDIA EMPLOYEE WARRANTS
AND
6,700,000 SHARES OF EXPEDIA COMMON STOCK
ISSUABLE UPON EXERCISE OF EXPEDIA WARRANTS

          This prospectus relates to the issuance by us of up to 3,200,000 warrants (the “Expedia Employee Warrants”) to acquire a like number of shares of our common stock, par value $.01. On the distribution date, which we anticipate will be on or about             , 2001, we will distribute 0.1920 of an Expedia Employee Warrant for each vested or unvested option to acquire a share of our common stock outstanding both as of August 2, 2001 and on the distribution date. As of October 15, there were 16,302,058 vested and unvested options outstanding that were also outstanding as of August 2, 2001.

          Each Expedia Employee Warrant entitles its holder to purchase one share of Expedia common stock at any time prior to the seventh anniversary of the closing date of our transaction with USA Networks, Inc. (‘‘USA’’), which we describe below, upon payment of the exercise price of $52.00 per share, subject to adjustment. The Expedia Employee Warrants are subject to the same vesting schedule as the options in respect of which the Expedia Employee Warrants are being issued and will be non-transferable and non-exercisable for a period of 90 days following the date of their issue. In addition, if a holder of Expedia Employee Warrants subsequently exercises its underlying stock options after the distribution and at or prior to the time we complete our transaction with USA, the holder will forfeit its right to the Expedia Employee Warrants issued with respect to such options and such warrants will automatically be cancelled pursuant to their terms.

          We are also registering up to 6,700,000 shares of our common stock, of which up to 3,200,000 shares may be issued upon exercise of the Expedia Employee Warrants and the remaining shares may be issued upon exercise of Expedia warrants (the “Expedia Shareholder Warrants”) that will be issued to Expedia shareholders pursuant to a separate registration statement and prospectus in connection with a proposed recapitalization of Expedia and merger of a wholly owned subsidiary of USA with and into Expedia. We refer to the recapitalization and merger together as the “merger” throughout this prospectus. See “Summary—The Merger.” We refer to the Expedia Employee Warrants and the Expedia Shareholder Warrants collectively as the “Expedia Warrants” throughout this prospectus. The Expedia Shareholder Warrants also expire on the seventh anniversary of the closing date of the merger and also have an exercise price of $52.00 per share, subject to adjustment. However, unlike the Expedia Employee Warrants, the Expedia Shareholder Warrants are not subject to any vesting schedule or any transfer or exercise restrictions, subject to applicable securities laws.

          We will not receive any proceeds from the distribution of the Expedia Employee Warrants to our option holders. However, we will receive proceeds from the exercise of the Expedia Employee Warrants and the Expedia Shareholder Warrants. See “Use of Proceeds” on page 14.

          Our common stock is quoted on the Nasdaq National Market under the symbol “EXPE”. On                         , 2001, the last reported sale price of our common stock prior to the printing of this prospectus was $         per share. An application has been made to list the Expedia Warrants on the Nasdaq National Market under the symbol “EXPEW”.

          See “Risk Factors” beginning on page 4 to read about factors you should consider in connection with your ownership of our warrants and common stock.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

The date of this prospectus is             , 2001

FORWARD-LOOKING INFORMATION

          This prospectus and the Securities and Exchange Commission (“SEC”) filings that are incorporated by reference into this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on the current expectations that we have about us and our securities. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions, assumptions and other statements contained in this prospectus that are not historical facts. When used in this prospectus or our SEC filings, the words “expect” “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties relating to our industry and our operations including those described in this “Risk Factors” section, actual results may differ materially from those expressed or implied by these forward-looking statements. This is particularly true for a young and rapidly evolving industry such as the online travel industry.

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WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 2333 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center, Suite 1400 500 West Madison Street Chicago, Illinois 60661-2511

          Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at www.sec.gov.

          As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

          The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update and supersede this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

1.	Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

2.	Current Reports on Form 8-K filed on July 19, 2001, July 27, 2001 and October 23, 2001.

3.	Definitive proxy statement for our 2001 annual meeting of shareholders filed on November 9, 2001.

          In addition to the registration statement of which this prospectus is a part, in connection with the merger we have filed with the SEC a separate registration statement on Form S-4 on August 22, 2001, which may be amended from time to time (the “Form S-4 registration statement”). This prospectus does not contain all of the information set forth in the Form S-4 registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information regarding our company and the merger, please refer to the Form S-4 registration statement.

          You may request free copies of these filings by writing or telephoning us at the following address:

Investor Relations Department
Expedia, Inc.
13810 SE Eastgate Way, Suite 400
Bellevue, Washington 98005
(425)564-7200
email: exp-ir@expedia.com

          You may also review and/or download free copies of these items at our website at www.expedia.com. Information contained on our website is not part of this prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and with respect to material incorporated herein by reference, the dates of such referenced material.

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SUMMARY

          This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the terms of the securities being offered hereby, you should read this entire prospectus and the documents identified under the caption “Where You Can Find More Information”. In this prospectus, the terms “Expedia” and “we” refer to Expedia, Inc. and our subsidiaries, except where it is clear that such terms mean only Expedia, Inc.

The Merger

          On July 16, 2001, we announced that USA has agreed to acquire a controlling interest in Expedia through a subsidiary merger involving the purchase of up to 37,500,000 of our common shares, which would represent approximately 75% of our currently outstanding shares. Under the terms of the transaction agreements, each of our shareholders will have the option, with respect to each common share it owns, to elect to either (1) retain its Expedia share and in addition receive Expedia Shareholder Warrants or (2) exchange its Expedia share for a package of USA securities consisting of USA common stock, USA cumulative convertible redeemable preferred stock and warrants to acquire USA common stock. Under the terms of the transaction agreements, Microsoft has agreed to transfer all of the 33,722,710 shares of our common stock and warrants to purchase our common stock held by it to USA, subject to proportional reduction if holders of more than 37,500,000 Expedia common shares elect to receive the package of USA securities. Following the completion of the transactions, we will also own various travel and media-related assets previously owned by USA. In addition, we will, in certain cases, distribute Expedia Shareholder Warrants to holders of existing Expedia warrants. At the closing of the transactions, USA will own between 66% and 75% of the outstanding equity and between 90% to 94.9% of the voting interest in Expedia. USA’s ownership percentage is dependent on the number of Expedia shares exchanged for the USA securities. The remaining Expedia equity will be held by the public and potentially Microsoft, depending on proportional reduction as discussed above.

          Immediately prior to the merger, we will recapitalize our common stock to create a new class of common stock, Expedia Class B common stock, par value $.01 per share, which will be entitled to 15 votes per share, provided that no Expedia shareholder or group of shareholders can generally hold more than 94.9% of our total outstanding voting power. In connection with the recapitalization and subject to a maximum of 37,500,000 shares of Expedia Class B common stock that we will issue in the recapitalization, our shareholders and holders of outstanding Expedia warrants who exercise such warrants prior to the recapitalization may elect to exchange some or all of their shares of our common stock for an equal number of shares of Expedia Class B common stock.

          The shares of Expedia common stock issuable upon exercise of Expedia Warrants will be shares of common stock, which are entitled to one vote per share, and not Expedia Class B common stock, which are entitled to 15 votes per share, subject to certain exceptions.

          We anticipate consummating the merger on            , 2001. The merger is subject to customary closing conditions.

          For more detail on the merger, please refer to the Form S-4 registration statement.

The Offering

Expedia Employee Warrants
Number being issued hereby
On the distribution date, which we anticipate will be on or about
                , 2001, which is approximately ten days prior to the date we anticipate closing the merger, we will issue 0.1920 of an Expedia
Employee Warrant for each vested and unvested option to acquire shares of common stock of Expedia outstanding both as of August 2,
2001 and as of the distribution date. We will not issue fractional
Expedia Employee Warrants. If any fraction of an Expedia Employee
Warrant is issuable, we will instead pay an amount in cash for such fraction of an Expedia Employee Warrant.

As of October 15, 2001, there were 16,302,058 vested and unvested options outstanding under our stock option plans that were also outstanding as of August 2, 2001. As a result we are hereby
registering 3,200,000 Expedia Employee Warrants, which will be issued on the distribution date prior to the consummation of the merger as described under “Plan of Distribution” on page 14 of this prospectus.

Expiration date	The seventh anniversary of the closing date of the merger.

Exercise price	$52.00 per share of Expedia common stock.

Vesting	Each Expedia Employee Warrant is subject to the same vesting schedule as the option in respect of which the Expedia Employee Warrant is being issued.

Exercise and transfer restrictions
Each Expedia Employee Warrant will be non-transferable and non-
exercisable for a period of 90 days following the date of its issue. In addition, if a holder of Expedia Employee Warrants subsequently exercises its underlying stock options after the distribution and at or prior to the time we complete the merger, the holder will forfeit its right to the Expedia Employee Warrants issued with respect to such options and such warrants will automatically be cancelled pursuant to their terms.

Adjustments
The number of shares of Expedia common stock issuable upon
exercise of the Expedia Employee Warrants and the exercise price of the Expedia Employee Warrants are subject to adjustments from time to time upon the occurrence of any of the following events to Expedia common stock: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; any repurchase, reclassification, recapitalization or reorganization; and
certain distributions of rights, warrants or evidences of indebtedness or assets.

Use of proceeds	We will not receive any proceeds from the distribution of Expedia Employee Warrants to our option holders.

Transfer and warrant agent	Mellon Investor Services LLC is our transfer agent and will act as our warrant agent for this offering.

Nasdaq National Market symbol	Application has been made to list the Expedia Warrants on the Nasdaq National Market under the symbol “EXPEW”.

Expedia Common Stock
Common stock issuable on exercise of Expedia Warrants
Up to 6,700,000 shares of common stock, issuable from time to time, of which up to 3,200,000 shares may be issued upon the exercise of the Expedia Employee Warrants registered hereby and the remaining shares may be issued upon the exercise of the Expedia Shareholder
Warrants registered under the Form S-4 registration statement.

Common stock authorized and outstanding
We are authorized to issue up to 770,000,000 shares of capital stock, consisting of 600,000,000 shares of Expedia common stock,
150,000,000 shares of Expedia Class B common stock, and
20,000,000 shares of preferred stock, par value $.01 per share. As of
October 15, 2001, there were outstanding 51,434,967 shares of
Expedia common stock and no shares of Expedia Class B common stock or Expedia preferred stock. After the completion of the merger, and assuming issuance and exercise of the maximum number of
Expedia Warrants, there will be outstanding up to approximately
25,000,000 shares of Expedia common stock, up to 37,500,000 shares of Expedia Class B common stock and no shares of Expedia preferred stock.

Use of proceeds
The proceeds from the exercise of the warrants will be used for general corporate purposes, principally working capital, funding of our operating losses, if any, capital expenditures and operating expenses (see “Use of Proceeds” on page 14).

Nasdaq National Market symbol	EXPE.

RISK FACTORS

          An investment in our securities involves a high degree of risk. You should consider the following factors carefully before deciding to acquire our securities. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risk Factors Relating to USA’s Acquisition of Control of Expedia

USA will exercise significant control over Expedia

          When the merger transactions are completed, USA will own between 66% and 75% of our outstanding common equity, depending on the number of Expedia shareholders who elect to receive Expedia Class B common stock in the recapitalization, and between 90% and 94.9% of our total voting power. As a result, USA generally will have the ability to control the outcome of any matter submitted for the vote or consent of our shareholders, except where a separate vote of the holders of our common stock is required by Washington law. In addition, USA will also control our board of directors. Subject to applicable Washington law and agreements entered into as part of the merger transactions, USA generally will not be restricted with regard to its ability to control the election of our directors, to cause the amendment of our articles of incorporation or bylaws, or generally to exercise a controlling influence over our business and affairs. As a result of USA’s controlling interest in us, USA will have the power to prevent, delay or cause a change in control of Expedia and could take other actions that might be favorable to USA but not necessarily favorable to our other shareholders.

          In addition, because our board of directors has approved the merger transactions, our shareholders may not benefit from certain protections afforded by the Washington anti-takeover statute in respect of future agreements with USA or its affiliates.

Conflicts of interest may arise between USA and Expedia, which may not be resolved in a manner that does not adversely affect our business, financial condition or results of operations

          Conflicts of interest may arise between us, on the one hand, and USA and its other affiliates, on the other hand, in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by USA of its interest in Expedia and the exercise by USA of its ability to control our management and affairs. Conflicts, disagreements or other disputes between us and USA may arise and may not be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

          For instance, USA is engaged in a diverse range of media and entertainment-related businesses, including businesses that may compete in one or more businesses with us, including Hotel Reservations Network. In addition, USA or its affiliates may acquire additional businesses that may conflict or compete with us. Subject to applicable Washington law, USA is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with us. Our amended and restated articles of incorporation will also include provisions that provide that (1) neither USA nor any of its affiliates will have any duty to refrain from engaging in the same or similar activities or lines of business of Expedia, thereby competing with us, and (2) neither USA nor any of its affiliates will have any duty to communicate or offer corporate opportunities to us and none of them will be liable for breach of any fiduciary duty to us, as a shareholder of Expedia or otherwise, in connection with such opportunities, provided that the procedures provided for in our articles of incorporation are followed.

Our directors and officers may have interests in USA and its subsidiaries which could create potential conflicts of interest

          Ownership interests of directors or officers of Expedia in USA common stock, or ownership of directors or officers of USA in Expedia common stock or service as both a director or officer of Expedia and a director, officer or employee of USA, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and USA. Following completion of the merger transactions, Barry Diller will become Chairman of the board of directors of Expedia. A number of other members of our board of directors are also expected to be directors, officers or employees of USA. In addition, following the completion of the merger transactions and the appointment of the USA nominees to our board of directors, interlocking relationships may exist between certain members of our board of directors and members of the boards of directors of other USA subsidiaries with which we directly compete, including Hotel Reservations Network, Inc., and important suppliers of ours that also have strong business relationships with our direct competitors.

USA/Expedia may not realize all of the anticipated benefits of the merger transactions

          The success of the merger transactions will depend, in part, on the ability of USA and us to realize certain anticipated growth opportunities from integrating our businesses with the businesses of USA and its affiliates. We cannot assure you that this integration will result in the realization of the full anticipated benefits of the growth opportunities or that these benefits will be achieved within the anticipated time frame or at all. In addition, legal arrangements between USA or its affiliates and certain third parties may restrict the ability of the parties to integrate parts of their businesses with the businesses of USA or its affiliates.

Microsoft will be able to compete with us

          In connection with the merger, we and Microsoft have agreed to terminate the shareholder agreement between Microsoft and us, which agreement includes, among other things, an agreement by Microsoft not to compete with us. As a result Microsoft is currently able to compete with us, which could have a negative impact on our business.

If new events or facts emerge, in combination with the events of September 11, 2001, USA may assert that a material adverse effect on Expedia has occurred and seek to terminate the merger

          In view of the events of September 11, 2001, there is a risk that if new events or facts emerge, USA may assert that there has been a material adverse effect on Expedia and that USA might seek to terminate the merger agreement and not close the merger transaction. USA has previously indicated that it intends to close the Expedia transaction absent new events or facts that may emerge.

Failure to complete the merger could negatively impact our stock price and future business and operations

          If the merger is not completed for any reason, we may be subject to the following material risks:

•	the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the transactions will be completed;

•	costs related to the transactions, such as certain legal, accounting and financial advisor fees, must be paid even if the transactions are not completed; and

•
Microsoft may agree to a subsequent transaction in which some or all of the outstanding shares of our common stock may be transferred with or without the consent and approval of our board of directors on terms which may be less favorable to our shareholders than the terms contemplated by the merger agreement.

Risk Factors Relating to USA

USA depends on its key personnel

          USA is dependent upon the continued contributions of its senior corporate management, particularly Mr. Diller, and certain key employees for its future success. Mr. Diller is the Chairman of the Board and Chief Executive Officer of USA. Mr. Diller does not have an employment agreement with USA, although he has been granted options to purchase a substantial number of shares of USA common stock.

          If Mr. Diller no longer serves in his positions at USA, the business of USA, as well as the market price of USA common stock, could be substantially adversely affected. In addition, under the terms of a governance agreement, dated as of October 19, 1997, among Universal Studios, Inc., HSN, Inc. (now USA), Mr. Diller and Liberty Media Corporation, if Mr. Diller no longer serves as Chief Executive Officer of USA, then certain restrictions on Universal Studios’ conduct will be eliminated, and the ability of Universal Studios (which is controlled by Vivendi Universal S.A.) to increase its equity interest in USA will be accelerated. We cannot assure you that USA will be able to retain the services of Mr. Diller or any other members of senior management or key employees of USA.

USA is controlled by Mr. Diller and in his absence, will be controlled by Vivendi Universal and Liberty Media

          Mr. Diller, through entities he controls, currently beneficially owns or has the right to vote 100% of the shares of Class B common stock, par value $.01 per share, of USA, which is sufficient to control the outcome of any matter submitted to a vote or for the consent of USA shareholders with respect to which holders of USA common stock and USA Class B common stock vote together as a single class. Mr. Diller, subject to the terms of a stockholders agreement, dated as of October 19, 1997 (the ‘‘Stockholders Agreement’’), among Universal Studios, Liberty Media, Mr. Diller, USA and The Seagram Company Ltd. (now controlled by Vivendi Universal S.A.), effectively controls the outcome of all matters submitted to a vote or for the consent of USA stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of the board of directors of USA (rounded up to the nearest whole number) and certain matters as to which a separate class vote of the holders of USA common stock is required under Delaware law).

          Under the Stockholders Agreement, Mr. Diller, Universal Studios and Liberty Media have agreed that USA securities owned by any of Mr. Diller, Universal Studios, Liberty Media and certain of their affiliates will not be voted in favor of the taking of any action with respect to certain fundamental changes relating to USA, except with the consent of each of Mr. Diller, Universal Studios and Liberty Media. Accordingly, in respect of these matters, each of Mr. Diller, Universal Studios and Liberty Media has the ability to veto, in his or its sole discretion, the taking of any action with respect to these matters. In addition, we cannot assure you that Mr. Diller, Universal Studios and Liberty Media will agree in the future on any such transaction or action, in which case USA would not be able to engage in such transaction or take such action.

          In addition, any third party seeking to acquire USA would be required to negotiate such transaction with Mr. Diller, Universal Studios and Liberty Media, and the interests of any one or more of such persons as shareholders may be different from the interests of other USA shareholders.

          Upon Mr. Diller’s permanent departure from USA, USA may change in various fundamental respects. For example, generally, Vivendi Universal, through Universal Studios, would be able to control USANi LLC, through which a substantial portion of USA’s businesses are currently owned, and also would have the ability to seek to directly control USA. In addition, Universal Studios and Liberty Media have certain agreements relating to the management and governance of USA, as well as the voting and disposition of their shares of USA stock.

Risk Factors Relating to Expedia

Declines or disruptions in the travel industry, such as those caused by terrorism or general economic downturns, could reduce Expedia’s revenues

          Expedia relies on the health and growth of the travel industry. Travel is highly sensitive to traveler safety concerns, and thus declines after acts of terrorism that affect the safety of travelers. The terrorist attacks of September 11, 2001 on the World Trade Center in New York City and the Pentagon in northern Virginia using hijacked commercial airlines resulted in the cancellation of a significant number of Expedia’s existing travel bookings and a decrease in new travel bookings through Expedia, all of which will reduce Expedia’s revenues for at least the quarters ended September 30, 2001 and December 31, 2001. The long-term effects of these events could include, among other things, a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism, military responses to acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. These effects, depending on their scope and duration–which Expedia cannot predict at this time–could significantly impact Expedia’s long-term results of operations or financial condition.

          In addition, travel is sensitive to business and personal discretionary spending levels and tends to decline during general economic downturns, which could also reduce Expedia’s revenues. Other adverse trends or events that tend to reduce travel and may reduce Expedia’s revenues include:

•	political instability;

•	regional hostilities;

•	price escalation in the airline industry or other travel-related industries;

•	increased occurrence of travel-related accidents;

•	airline or other travel-related strikes; and

•	bad weather.

Our operating results are volatile and difficult to predict

          Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results will fall below the expectations of securities analysts or investors. In this event, the trading price of our common stock may decline significantly.

          Factors that may cause us to fail to meet the expectations of securities analysts or investors include the following:

•	our inability to obtain travel products on satisfactory terms from our travel suppliers;

•	the ability of our competitors to offer new or enhanced websites, services or products or similar services or products with lower prices;

•	our inability to obtain new customers at reasonable cost, retain existing customers or encourage repeat purchases;

•	decreases in the number of visitors to our websites or our inability to convert visitors to our websites into customers;

•	our inability to adequately maintain, upgrade and develop our websites, the systems that we use to process customers’ orders and payments or our computer network;

•	our inability to retain existing airlines, hotels, rental car companies and other suppliers of travel services or to obtain new travel suppliers;

•	fluctuating gross margins due to a changing mix of revenues;

•	the termination of existing relationships with key service providers or failure to develop new ones;

•	the amount and timing of operating costs relating to expansion of our operations; and

•	economic conditions specific to the Internet, online commerce and the travel industry.

We depend on our relationships with travel suppliers and computer reservation systems and adverse changes in these relationships could affect our inventory of travel offerings

          Our business relies on relationships with travel suppliers, and it would be negatively affected by adverse changes in these relationships. We depend on travel suppliers to enable us to offer our customers comprehensive access to travel services and products. Consistent with industry practices, we currently have few agreements with our travel suppliers obligating them to sell services or products through our websites. It is possible that travel suppliers may choose not to make their inventory of services and products available through online distribution. Travel suppliers could elect to sell exclusively through other sales and distribution channels or to restrict our access to their inventory, either of which could significantly decrease the amount or breadth of our inventory of available travel offerings. Of particular note is Orbitz, the airline direct-distribution website, which was launched in June 2001 and is owned by American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines. Forester Research reports that Orbitz is the only website for consumers to find unpublished special fares on these and at least 23 other airlines. Additionally, American Airlines, United Air Lines, Northwest Airlines, Continental Air Lines, US Airways Group and America West Airlines entered into a joint venture to launch a separate site known as “Hotwire”, which offers unpublished special fares on certain carriers. If a substantial number of our airline suppliers collectively agree or choose to restrict their special fares solely to Orbitz or Hotwire, such action may have a material adverse affect on our business. We also depend on travel suppliers for advertising revenues. Adverse changes in any of these relationships, whether due to Orbitz, Hotwire or otherwise, could reduce the amount of inventory that we are able to offer through our websites.

A decline in commission rates and fees or the elimination of commissions could reduce our revenues and margins

          A substantial majority of our online revenues depends on the commissions and fees paid by travel suppliers for bookings made through our online travel service. Generally, we do not have written commission agreements with our suppliers. As is standard practice in the travel industry, we rely on informal arrangements for the payment of commissions. Travel suppliers are not obligated to pay any specified commission rate for bookings made through our websites. We cannot assure you that airlines, hotel chains or other travel suppliers will not reduce current industry commission rates or eliminate commissions entirely, either of which could reduce our revenues and margins.

We expect our accounting losses to continue

          To date, we have incurred substantial net losses due mainly to stock-based compensation and acquisitions made by us since our initial public offering. For the fiscal year ended June 30, 2001, we had a net loss of $78.1 million. If our revenues do not grow as expected, or if increases in our expenses are not in line with our plans, there could be a material adverse effect on our business, operating results and financial condition.

We compete with a variety of companies with respect to each product or service we offer

          These competitors include:

•	internet travel agents such as Travelocity.com, Orbitz.com and American Express Interactive, Inc.;

•	local, regional, national and international traditional travel agencies;

•	consolidators and wholesalers of airline tickets, hotels and other travel products, including Hotwire.com, Cheaptickets.com and Priceline.com;

•	airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to our websites; and

•	operators of travel industry reservation databases.

          In addition to the traditional travel agency channel, many travel suppliers also offer their travel services as well as third-party travel services directly through their own websites. These travel suppliers include many suppliers with which we do business. Suppliers also sell their own services directly to consumers, predominantly by telephone. As the market for online travel services grows, we believe that travel suppliers, traditional travel agencies, travel industry information providers and other companies will increase their efforts to develop services that compete with our services by selling inventory from a wide variety of suppliers. We cannot assure you that our online operations will compete successfully with any current or future competitors.

          Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and commit more resources to website and systems development than we are able to devote. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

If we fail to increase our brand recognition among consumers, we may not be able to attract and expand our online traffic

          We believe that maintaining and enhancing the Expedia® brand is a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services increases the importance of maintaining and enhancing brand recognition. Promotion of the Expedia® brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, we intend to spend substantial amounts on marketing and advertising with the intention of continuing to expand our brand recognition to attract and retain online users and to respond to competitive pressures. However, we cannot assure you that these expenditures will be effective to promote our brand or that our marketing efforts generally will achieve our goals.

Interruptions in service from third parties could impair the quality of our service

          We rely on third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline, hotel and car rental industries to make airline ticket, hotel room and car rental reservations and credit card verifications and confirmations.

          Currently, a majority of our transactions are processed through Worldspan, L.P. and Pegasus Solutions, Inc. We rely on TRX, Inc. and PeopleSupport, Inc. to provide a significant portion of our telephone and email customer support, as well as to print and deliver airline tickets as necessary. Microsoft also services a significant amount of our information systems as part of an amended and restated services agreement, which Microsoft has agreed to extend through September 2002. Any interruption in these third-party services or a deterioration in their performance could impair the quality of our service. If our arrangement with any of these third parties is terminated, we may not find an alternate source of systems support on a timely basis or on commercially reasonable terms. In particular, any migration from the Worldspan system could require a substantial commitment of time and resources and hurt our business.

Our success depends on maintaining the integrity of our systems and infrastructure

          In order to be successful, we must continue to provide reliable, real-time access to our systems for our customers and suppliers. As our operations continue to grow in both size and scope, domestically and internationally, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, operating results and financial condition.

          In this regard, our operations face the risk of systems failures. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Our business interruption insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or unanticipated problems at our facilities in Washington or Travelscape’s facilities in Nevada could cause interruptions or delays in our business, loss of data or render us unable to process reservations. In addition, the failure of our computer and communications systems to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could adversely affect our reputation, brand and business.

Our business is exposed to risks associated with online commerce security and credit card fraud

          Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers may also be vulnerable to viruses transmitted via the Internet. While we proactively checks for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.

          To date, our results have been impacted due to reservations placed with fraudulent credit card data. We record these reserves because, under current credit card practices and the rules of the Airline Reporting Corporation, we may be held liable for fraudulent credit card transactions on our websites and other payment disputes with customers. Since discovering this fraudulent activity, we have put additional anti-fraud measures in place above and beyond our existing credit card verification procedures; however, a failure to control fraudulent credit card transactions adequately could further adversely affect our business.

Rapid technological changes may render our technology obsolete or decrease the competitiveness of our services

          To remain competitive in the online travel industry, we must continue to enhance and improve the functionality and features of our websites. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures. If competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, our existing websites and proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

•	enhance our existing services;

•	develop and license new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers and suppliers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

          Developing our websites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our websites, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers and suppliers may forego the use of our services and use those of our competitors.

Our international operations involve risks relating to travel patterns and practices and internet-based commerce

          We operate in the United Kingdom, Germany, Canada and Belgium and intend to expand our operations to other countries. In order to achieve widespread acceptance in each country we enter, we believe that we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to travel patterns and practices, is a difficult task and our failure to do so could slow our growth in those countries.

          In addition, we face additional risks in operating internationally, such as:

•	delays in the development of the Internet as a broadcast, advertising and commerce medium in international markets;

•	difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems infrastructures in individual foreign markets;

•	unexpected changes in regulatory requirements;

•	tariffs and trade barriers and limitations on fund transfers;

•	difficulties in staffing and managing foreign operations;

•	potential adverse tax consequences;

•	exchange rate fluctuations; and

•	increased risk of piracy and limits on our ability to enforce our intellectual property rights.

          Any of these factors could harm our business. We do not currently hedge our foreign currency exposures.

We may be found to have infringed on intellectual property rights of others which could expose us to substantial damages and restrict our operations

          We could face claims that we have infringed the patents, copyrights or other intellectual property rights of others. In addition, we may be required to indemnify travel suppliers for claims made against them. Any claims against us could require us to spend significant time and money in litigation, delay the release of new products or services, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms or at all. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

Because our market is seasonal, our quarterly results will fluctuate

          Our business experiences seasonal fluctuations, reflecting seasonal trends for the products and services offered by our websites. For example, demand for travel bookings may increase in anticipation of summer vacations and holiday periods, but online travel bookings may decline with reduced Internet usage during the summer months. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to our service by travel suppliers.

Our success depends in large part on the continuing efforts of a few individuals and our ability to continue to attract, retain and motivate highly skilled employees

          We depend substantially on the continued services and performance of our senior management, particularly Richard N. Barton, our chief executive officer and president. These individuals may not be able to fulfill their responsibilities adequately and may not remain with us. The loss of the services of any executive officers or other key employees could hurt our business.

          As of October 15, 2001, we employed a total of approximately 900 full-time employees. In order to achieve our anticipated growth, we will need to hire additional qualified employees. If we do not succeed in attracting new employees and retaining and motivating our current personnel, our business will be adversely affected.

Our websites rely on intellectual property, and we cannot be sure that this intellectual property is protected from copy or use by others, including potential competitors

          We regard much of our content and technology as proprietary and try to protect our proprietary technology by relying on trademarks, copyrights, trade secret laws and confidentiality agreements with consultants. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use our proprietary technology without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. This misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation might result in substantial costs and diversion of resources and management attention.

          We currently license from third parties, including Microsoft, some of the technologies incorporated into our websites. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from Microsoft and others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

Risks Related to the Offering

An active trading market for the Expedia Warrants may not develop

          The Expedia Warrants to be issued in the merger and to Expedia option holders are a new type of security for which there is currently no public market. If these securities are traded after their initial issuance, they may trade at a discount from their initial valuations, depending on prevailing interest rates, the market for similar securities, the price of Expedia common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the Expedia Warrants.

Our common stock price may experience extreme price and volume fluctuations, and investors in our stock may not be able to resell their securities at or above the price that they paid for them

          Due to fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the price that you paid for them. The market price of our common stock has fluctuated in the past and is likely to be highly volatile. In addition, the stock market in general and the market prices of shares of Internet companies in particular, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could continue to be highly volatile and is likely to experience wide fluctuations in response to factors, many of which are largely beyond our control, including the following:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations or new services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the Internet or online commerce industries;

•	changes in the economic performance or market valuations of other Internet, online commerce or travel companies;

•	announcements by us or our competitors of significant acquisitions;

•	strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock;

•	potential litigation; and

•	conditions which may affect the closing of the merger.

USE OF PROCEEDS

          We will not receive any proceeds from the distribution of the Expedia Employee Warrants to our option holders. However, we will receive proceeds from the exercise of the Expedia Employee Warrants and the Expedia Shareholder Warrants, which proceeds we intend to use for general corporate purposes, including working capital, funding of our operating losses, capital expenditures and operating expenses. Pending application for specific purposes, the proceeds may be invested in short-term investments and marketable securities.

PLAN OF DISTRIBUTION

          We are distributing the Expedia Employee Warrants to our option holders without reliance upon an independent investment banker or underwriter. On the distribution date, which we anticipate will be on                 , 2001, which is approximately ten days prior to the date we anticipate closing the merger, we will issue 0.1920 of an Expedia Employee Warrant for each vested or unvested option to acquire a share of our common stock outstanding both as of August 2, 2001 and on the distribution date. We will not issue fractional Expedia Employee Warrants. If any fraction of an Expedia Employee Warrant is issuable, we will instead pay an amount in cash for such fraction of an Expedia Employee Warrant equal to a holder’s proportionate interest in the net proceeds from the sale in the open market of the aggregate fractional shares of Expedia Employee Warrants by our exchange agent.

          Promptly following the effective date of the registration statement of which this prospectus forms a part, we intend to distribute copies of this prospectus to all holders of options outstanding both as of August 2, 2001 and as of the distribution date. We will not receive any proceeds from the distribution of the Expedia Employee Warrants. We will pay no dealers’ fees or finders’ fees in connection with the distribution of the Expedia Employee Warrants. We will pay for all costs of the registration of the Expedia Employee Warrants and the shares of Expedia common stock issuable upon exercise of the Expedia Warrants, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

          Each Expedia Employee Warrant entitles its holder to purchase one share of Expedia common stock at any time prior to the seventh anniversary of the closing date of the merger upon payment of the exercise price of $52.00 per share, subject to adjustment. The Expedia Employee Warrants are subject to the same vesting schedule as the options in respect of which the Expedia Employee Warrants are being issued and will be non-transferable and non-exercisable for a period of 90 days following the date of their issue. In addition, if a holder of Expedia Employee Warrants subsequently exercises its underlying stock options after the distribution and at or prior to the time we complete the merger, the holder will forfeit its right to the Expedia Employee Warrants issued with respect to such options and such warrants will automatically be cancelled pursuant to their terms. We will distribute certificates representing the Expedia Employee Warrants as soon as practicable following completion of the merger.

          We currently anticipate consummating the merger on                         , 2001. In the event that the merger agreement is terminated prior to the distribution date, we will not issue any Expedia Employee Warrants. In the event that we distribute the Expedia Employee Warrants but the merger does not close, we will distribute with respect to each share of our common stock and each existing warrant (but excluding shares of common stock issued after the distribution date upon exercise of Expedia options), 0.1920 of a warrant to acquire a share of Expedia common stock (“Additional Expedia Warrants”). Additional Expedia Warrants will also expire on the same date as the Expedia Employee Warrants expire and will also have an exercise price of $52.00 per share, subject to adjustment. However, unlike the Expedia Employee Warrants, the Additional Expedia Warrants will not be subject to any vesting schedule or any transfer or exercise restrictions, subject to applicable securities laws. In the event we need to issue Additional Expedia Warrants, we will register them as well as the underlying Expedia common stock on a separate registration statement.

          Application has been made to list the Expedia Warrants, which include the Expedia Employee Warrants and the Expedia Shareholder Warrants, on the Nasdaq National Market under the symbol “EXPEW”. Expedia common stock is currently listed on the Nasdaq National Market under the symbol “EXPE”.

          As security holders, you will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our securities by you. In addition, if you are deemed an “affiliate” of Expedia (as defined in Rule 405 of the Securities Act), the securities offered hereby may be deemed “restricted securities” (as defined in Rule 144 of the Securities Act) notwithstanding their registration under this registration statement. As a result you will not be able to sell the securities offered hereby absent an effective registration statement covering such sales or an available exemption from registration under the Securities Act.

          The following discussion addresses only the general federal income tax consequences of Expedia Employee Warrants. You are urged to consult your own tax advisor regarding the impact of federal, state and local taxes, the federal alternative minimum tax, and securities laws restrictions, given your individual situation.

          Upon the grant of an Expedia Employee Warrant, the holder should not recognize any taxable income. Upon the exercise of such Expedia Employee Warrant, the excess of the fair market value on the date of exercise of the shares acquired on the exercise of the Expedia Employee Warrant over the exercise price (the “spread”) should constitute compensation taxable to the holder as ordinary income, and subject to withholding by Expedia. Similarly, if an Expedia Employee Warrant is sold or otherwise disposed of in an arm’s length transaction, the amount of money or the fair market value of other property received in such sale or other disposition should constitute compensation taxable to the holder as ordinary income, and be subject to withholding by Expedia.

          We are required to keep this registration statement effective until the seventh anniversary of the closing date of the merger, the last date on which Expedia Warrants can be exercised in exchange for Expedia common stock, or, if earlier, the date on which there ceases to be any outstanding Expedia Warrants.

DESCRIPTION OF CAPITAL STOCK

          Set forth below is a description of our capital stock. The following statements are brief summaries of, and are subject to the provisions of, our amended and restated articles of incorporation and amended and restated bylaws, the warrant agreements relating to the Expedia Employee Warrants and the Expedia Shareholder Warrants and the relevant provisions of the Business Corporations Act of the State of Washington. The following description assumes that the merger has been completed and, accordingly, that our amended and restated articles of incorporation and bylaws are in effect.

General

          We are authorized to issue up to 770,000,000 shares of capital stock, consisting of 600,000,000 shares of common stock, par value $.01 per share, 150,000,000 shares of Class B common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of October 15, 2001, there were outstanding 51,439,606 shares of Expedia common stock and no shares of Expedia Class B common stock or Expedia preferred stock. After the completion of the merger, and assuming issuance and exercise of the maximum number of Expedia Warrants, there will be outstanding up to approximately 25,000,000 shares of Expedia common stock, up to 37,500,000 shares of Expedia Class B common stock and no shares of Expedia preferred stock. If preferred stock is issued, our Board of Directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

Common Stock and Class B Common Stock

          Upon consummation of the merger, we will have a “dual class” common stock structure, consisting of common stock and Class B common stock. The rights and preferences of the common stock and the Class B common stock are identical to each other, except that holders of Class B common stock are entitled to 15 votes per share, compared with one vote per share for the common stock; provided that if at any time a person and its affiliates would hold in aggregate more than 94.9% of our aggregate voting power, then the number of votes for each share of Class B common stock shall be reduced pursuant to the following formula:

          v = (0.949w–v)
(z–0.949x)

          where v = votes per share of Class B common stock held by the person;
w = total number of outstanding shares of common stock;
x = total number of outstanding shares of Class B common stock;
y = total number of outstanding shares of common stock held by the person; and
z = total number of outstanding shares of Class B common stock held by the person,

provided, further, that (1) subject to clause (3) below, in no event shall the application of the formula result in the aggregate voting power of a person being less than or greater than 94.9% of our aggregate voting power, (2) our Board of Directors shall be authorized to adjust the formula set forth in the first proviso of this paragraph in the event that there are outstanding any voting securities of Expedia other than the common stock and the Class B common stock, as appropriate, to provide that, subject to clause (3) of this proviso, the aggregate voting power of the person is not greater than or less than 94.9% of our aggregate voting power, and (3) in the event that pursuant to the formula in the first proviso of this paragraph (as adjusted from time to time pursuant to clause (2) of this proviso), the votes per share of Class B common stock held by the person either (A) cannot be determined or (B) would be a negative number, in each case, which occurs when that person owns more than 94.9% of the outstanding common stock as well as 94.9% or more of the Class B common stock, the first proviso of this paragraph shall be disregarded and be of no further force and effect and each share of Class B common stock shall be entitled to fifteen (15) votes per share.

          No holders of either class of our common stock have cumulative voting rights, preemptive or conversion rights. There are no redemption or sinking fund provisions available to either class of common stock. All outstanding shares of each class of common stock are fully-paid and non-assessable. Taking into consideration preferences that may be applicable to any then-outstanding Expedia preferred stock, holders of either class of common stock will be entitled to receive ratably any dividends that may be declared by the board of directors of Expedia out of funds legally available for these dividends. In the event of a liquidation, dissolution or winding up of Expedia, holders of either class of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference to any then-outstanding holders of Expedia preferred stock.

Expedia Warrants

          Expedia Employee Warrants.    Expedia Employee Warrants will be issued to our option holders under a warrant agreement to be dated as of            , 2001 between Expedia and Mellon Investor Services LLC, as warrant agent. A copy of the Expedia Optionholder Equity Warrant Agreement will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

          On the distribution date, we will distribute 0.1920 of an Expedia Employee Warrant for each vested or unvested option to acquire a share of our common stock outstanding both as of August 2, 2001 and on the distribution date. We will not issue fractional Expedia Employee Warrants. If any fraction of an Expedia Employee Warrant is issuable, we will instead pay an amount in cash for such fraction of an Expedia Employee Warrant. As of October 15, there were 16,302,058 vested and unvested options outstanding under our stock option plans that were also outstanding as of August 2, 2001. Accordingly, we will distribute up to 3,200,000 Expedia Employee Warrants. The Expedia Employee Warrants expire on the seventh anniversary of the closing date of the merger. There are currently no Expedia Employee Warrants outstanding. Each Expedia Employee Warrant entitles its holder to purchase one share of Expedia common stock at any time prior to the seventh anniversary of the closing date of the merger upon payment of the exercise price of $52.00 per share, subject to adjustment. The exercise price must be paid in cash. Any Expedia Employee Warrant not exercised on or prior to the last business day before the expiration of this period will become void, and all rights of the holder of the Expedia Employee Warrant will cease. Holders of Expedia Employee Warrants will not be entitled, by virtue of being such holders, to have any rights of holders of Expedia common stock until they exercise their warrants. The Expedia Employee Warrants are subject to the same vesting schedule as the options in respect of which the Expedia Employee Warrants are being issued and will be non-transferable and non-exercisable for a period of 90 days following the date of their issue. The Expedia Employee Warrants are not subject to redemption. We will distribute certificates representing the Expedia Employee Warrants as soon as practicable following completion of the merger.

          The number of shares of Expedia common stock issuable upon exercise of the Expedia Employee Warrants and the exercise price of the Expedia Employee Warrants are subject to adjustments from time to time upon the occurrence of any of the following events to the Expedia common stock: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; any repurchase, reclassification, recapitalization or reorganization; and certain distributions of rights, warrants or evidences of indebtedness or assets.

          We will keep in reserve at all times before the expiration date of the Expedia Employee Warrants sufficient authorized but unissued shares of Expedia common stock for issuance in the event of exercises by the holders of Expedia Employee Warrants.

          Expedia Shareholder Warrants.    Expedia Shareholder Warrants will be issued to our shareholders under a separate warrant agreement between Expedia and Mellon Investor Services LLC, as warrant agent. A copy of the form of Expedia Shareholder Equity Warrant Agreement has been filed with the SEC as an exhibit to the Form S-4 registration statement.

          In connection with the merger, we will issue to each shareholder who elects to retain his shares of Expedia common stock in the recapitalization, 0.1920 of an Expedia Shareholder Warrant for each share of our common stock held by such Expedia shareholder. The Expedia Shareholder Warrants are identical in all respects to the Expedia Employee Warrants except that the Expedia Shareholder Warrants are not subject to any vesting schedule or any transfer or exercise restrictions, subject to applicable securities laws.

Transfer Agent

          The transfer agent for our common stock is Mellon Investor Services LLC.

LEGAL MATTERS

          The validity of the securities offered by this prospectus is being passed upon for us by Davis Wright Tremaine LLP, Seattle, Washington.

EXPERTS

          The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Expedia, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses Of Issuance And Distribution

          The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Expedia in connection with the sale of securities being registered. All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee and the NASD filing fee.

Item	Amount
SEC Registration Fee	$50,267.00
NASD Fee	0.00
Printing Fees and Expenses	10,000.00
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	5,000.00
Miscellaneous	5,000.00

Total	$85,267.00

Item 15.     Indemnification Of Directors And Officers

          Article VII of our Articles of Incorporation authorizes us to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act (“WBCA”) or other applicable law now or hereafter in force. Chapter 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under specific circumstances for liabilities, including provisions permitting advances for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

          In addition, we maintain directors’ and officers’ liability insurance under which our directors and officers are insured against loss, as defined in the policy, as a result of claims brought against them for their wrongful acts in such capacities.

Item 16.     Exhibits

          The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

4.1	Form of Common Stock Certificate*

4.2	Form of Expedia Employee Warrant (included in Exhibit 4.3)

4.3	Expedia Optionholder Equity Warrant Agreement dated as of , 2001 between the Registrant and Mellon Investor Services LLC**

4.4	Form of Expedia Shareholder Warrant (included in Exhibit 4.5)

4.5	Form of Expedia Shareholder Equity Warrant Agreement between the Registrant and Mellon Investor Services LLC***

5.1	Opinion of Davis Wright Tremaine LLP regarding the legality of the securities being issued

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)

24	Power of Attorney (set forth on the signature page of this registration statement)

*	Previously filed as an exhibit to Expedia’s Form S-1 filed September 23, 1999.
**	To be filed by pre-effective amendment.
***	Previously filed as an exhibit to Amendment No. 1 to Expedia’s Form S-4 filed November 9, 2001.

Item 17.     Undertakings

          The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (b)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (c)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on November 9, 2001.

EX	PEDIA, INC.

/s/ RICHARD N. BARTON
By	:
Name: Richard N. Barton
Title: President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard N. Barton, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities on November 9, 2001.

Signature	Title

/s/ RICHARD N. BARTON Richard N. Barton	President, Chief Executive Officer, Director (Principal Executive Officer)

/s/ GREGORY S. STANGER Gregory S. Stanger	Sr. Vice President, Finance; Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ GREGORY B. MAFFEI Gregory B. Maffei	Chairman of the Board of Directors

/s/ BRAD CHASE Brad Chase	Director

/s/ GERALD GRINSTEIN Gerald Grinstein	Director

/s/ JAY C. HOAG Jay C. Hoag	Director

/s/ LAURIE MCDONALD JONSSON Laurie McDonald Jonsson	Director

/s/ RICHARD D. NANULA Richard D. Nanula	Director

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Form of Common Stock Certificate*

4.2	Form of Expedia Optionholder Equity Warrant (included in Exhibit 4.3)

4.3	Expedia Employee Warrant Agreement dated as of , 2001 between the Registrant and Mellon Investor Services LLC**

4.4	Form of Expedia Shareholder Warrant (included in Exhibit 4.5)

4.5	Form of Expedia Shareholder Equity Warrant Agreement between the Registrant and Mellon Investor Services LLC***

5.1	Opinion of Davis Wright Tremaine LLP regarding the legality of the securities being issued

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)

24	Power of Attorney (set forth on the signature page of this registration statement)

*	Previously filed as an exhibit to Expedia’s Form S-1 filed September 23, 1999.
**	To be filed by pre-effective amendment.
***	Previously filed as an exhibit to Amendment No. 1 to Expedia’s Form S-4 filed November 9, 2001.